Exhibit 4.10

SALE OF BUSINESS AGREEMENT

This Sale of Business Agreement is made on 18 day of July 2021 (“Effective Date”) by and between:

Genetic Technologies Limited ACN 009 212 328, a company formed under the laws of the Commonwealth of Australia, with its principal office at 60-66 Hanover Street, Fitzroy, Victoria 3065 Australia

hereinafter, GTG

AND

General Genetics Corporation, a Delaware company, registration No. OC 754, trading as “General Genetics Europe” and with an address at 36, Triq ir-Russett, Kappara, SGN4433, Malta hereinafter, GGC

AND

General Genetics Europe Limited

hereinafter, GGE

AND

General Genetics Limited UK

hereinafter, GGUK

AND

The Genetic Test Laboratories Australia Pty Limited ACN 145 305 187 having its registered office at Suite 3, 5 Sesame Court, Slacks Creek QLD 4127 and t/as Easy DNA Australia

hereinafter, GGA

and hereinafter, GGC, GGE, GGUK and GGA are jointly and severally, the Vendor

AND

Kevin Camilleri of 34, Casa Bene, Triq ir-Russett, Kappara SGN4433, Malta only with respect to Section 6.5 hereinafter, Key Person

INTRODUCTION:

A.	The Vendor carries on the Business.

B.	The Vendor has agreed to sell and GTG has agreed to buy the Business carried on by the Vendor together with the Assets and Stock on the terms set out in this Agreement.

C.	The Vendor has made representations to GTG in terms of the representations and warranties set out in Section 11.1 and Schedule 7 with the intention that GTG should rely on such representations in entering into this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement unless the context otherwise requires:

“ADRs” means American Depositary Shares listed on NASDAQ (GENE: NASDAQ), representing Ordinary Shares of GTG.

“Affiliates” means, with respect to a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such other Person controls, is controlled by or is under common control with such first person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.

“Assets” means:

(a)	stock on hand, leases, Plant and Equipment;

(b)	CPR, accounting and other software licenses and/or cloud-based software as a service subscriptions;

(c)	all the Managed Sites, domain websites, Domain Names and social media accounts;

(d)	fixtures & fittings currently used in the business and forming part of this sale will be provided by the Vendor; and

(e)	the Trade Marks;

(f)	the Goodwill;

(g)	client and customer databases;

(h)	the Intellectual Property used in the Business;

(i)	the Licences held by the Vendor;

(j)	the Records;

(k)	the Vendor’s interest in the Contracts,; and

(l)	the Vendor’s interest in the Leases;

and all Intellectual Property rights subsisting in the foregoing, but excluding the Excluded Assets;

“Business” means the business carried on by the Vendor which is the marketing, advertising, offering for sale and sale of genetic testing services through the Managed Websites and a network of resellers under the Brands;

“Cap” has the meaning set forth in Section 11.2

“Claim” means a legal proceeding (whether civil or criminal), administrative proceeding, arbitral proceeding, mediation or other form of alternative dispute resolution (whether or not held in conjunction with the proceeding), an investigation or inquiry by a Government Agency, liquidator, controller or administrator;

“Completion” means settlement of the sale and purchase and other matters in accordance with the terms of this Agreement;

“Completion Date” means the date on which Completion occurs, which shall be as promptly as practicable (but in no event later than the third (3rd) business day) after all of the conditions set forth in Section 5 (other than conditions which by their terms are required to be satisfied at Completion, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on such date as specified by the parties, or such other date and time as is agreed between the parties in writing when Completion will occur;

“Confidential Information” means all information, including trade secrets, disclosed to GTG or known by GTG as a consequence of or through its or his relationship to the Business or Vendor, that (A) concerns the Business, Assets, Stock and/or the Premises or the products, processes or services offered by the Business or any of its respective customers or vendors; and (B) either (1) has not been made generally available to the public, or (2) has been identified to GTG as confidential, either orally or in writing; and includes computer programs, unpatented inventions, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans, sales forecasts, personnel information (including the identity of other employees of the Business, their responsibilities, competence, abilities and compensation), manufacturing techniques, product formulations, and product constructions, pricing and financial information, current and prospective customer/patient lists and information on customers/patients, information concerning planned or pending acquisitions or divestitures, and information concerning purchases of major equipment or property.;

“Contracts” means all the contracts and agreements to which the Vendor is a party relating to the Business including those listed in Schedule 1.

“Consideration Shares” means three hundred and forty eight thousand and nine hundred and thirty nine (348,939) ADRs (which number has been calculated based on US$1,500,000 divided by thirty (30) day VWAP of the ADRs on the trading day immediately preceding the Effective Date).

“Completion Deferred Revenue Cost” means the cost incurred by GTG of dispatching test kits and/or preparing and issuing customer reports after Completion in respect of tests that are sold by Vendor to a customer before Completion.

“Domain Names” means all those domain names identified in Schedule 6;

“Employee Entitlements” means all entitlements owing to each Employee employed by the Vendor at the Completion Date including without limitation, accumulated wages, salaries, holiday pay, holiday leave loading (if any), annual sick leave, accrued long service leave and superannuation payments, charges and levies;

“Employees” means those persons engaged in the Business and who are employed either by GGC or GGA, including the Key Person, all of whose particulars are set out in Schedule 2;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, title retention or conditional sales agreement, hire or hire purchase agreement, option, subordination or other Security Interest;

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an escrow agreement to be entered into by and among GTG, GGC (as representative of the Vendor) and the Escrow Agent, effective as of the Completion Date, such escrow agreement to be substantially in the form attached hereto as Exhibit A.

“Excluded Assets” means the shares, options, warrants, convertible note and other any form of share capital in or of each of GGC, GGE, GGUK and GGA and all cash, cash equivalents and marketable securities of the Vendor;

“Goodwill” means the goodwill of the Vendor in relation to the Business;

“Government Agency” means any government, government department, or governmental, semi-governmental or judicial body or person charged with the administration of any applicable law including a town council;

“GTG Cap” has the meaning set forth in Section 11.6.

“Intellectual Property” means all intellectual property rights of any nature whatsoever including patents, trademarks, whether registered or otherwise, trade mark applications, trade names, copyright and all intellectual property rights subsisting in inventions, know-how, data, specifications, systems and processes, whether or not capable of protection by registration and all rights to use any of the foregoing owned by the Vendor and used in connection with the Business.

“Key Person” means Kevin Camilleri of 34 Casa Bene Trig ir-Russett, Kamparra, SGN 4433 Malta

“Landlord” means the owner of each of the Premises as specified on the Leases;

“Law” includes any law, regulation, authorisation, ruling, judgment, order or decree of any Government Agency and any statute, regulation, proclamation, ordinance or by-law in, as relevant, Australia, Malta and the United States.

“Lease” means the documents, details of which are set out in Schedule 1;

“Liabilities” means all liabilities and obligations, whether actual, contingent or prospective, as at the Completion Date, including trade Liabilities and liabilities to taxation authorities anywhere in the world;

“Licences” means the statutory licences, registrations, approvals and permits which are held by the Vendor or its nominee on Completion in relation to the Business listed in Schedule 3.

“Losses” means, without duplication, any and all claims, actions, causes of action, judgments, awards, losses, costs or damages (including reasonable fees and expenses of attorneys, but excluding any allocation of overhead, including any cost of employing their own employees) actually suffered or incurred, excluding any Losses to the extent they are incidental damages, provided that “Losses” shall not include any consequential damages, special damages, or punitive damages or any Losses to the extent caused by the action or inaction of the indemnified party or its Affiliates.

“Managed Sites” means those websites identified by the Domain Names and/or the Trade Marks.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Vendor to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” excludes the MAE Exclusions. “MAE Exclusions” means any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and the Subsidiaries operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of GTG; (vi) any matter of which GTG is aware; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the public announcement or existence of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (ix) any natural or man-made disaster or acts of God; (ix) government orders or mandates; (xi) epidemic or pandemic (including SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks); or (xii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Outgoings” means the outgoings of the Business and Premises, including without limitation, rent, rates, levies, charges, land tax, hiring, leasing and maintenance charges, and all other recurrent outgoings for which the Vendor is responsible;

“PPSA” means the Personal Properties Securities Act 2009 (Cth) and its associated regulations as amended;

“Permitted Encumbrance” means (i) any Encumbrance previously notified to GTG over each item of Plant and Equipment listed in or annexed to Schedule 4, (ii) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Encumbrances or other similar Encumbrances arising or incurred in the ordinary course of business which are not delinquent, (iii) easements, quasieasements rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of any Premises for the purposes for which it is currently used in connection with the Business, (iv) any conditions that may be shown by a current survey and that do not materially impair the occupancy or use of any Premises for the purposes for which it is currently used in connection with the Business, and (iv) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable Premises (except for any violations that would not adversely affect in any material respect the use and occupancy of any such Premises as currently used and occupied).;

“Plant and Equipment” means the items of plant and equipment set out or annexed to Schedule 5;

“Premises” means those premises that are the subject of each of the Leases respectively, being:

(a)	the Dolphin Centre Complex, Main Street, Valley Road, Balzan, Malta, having an area of 225sqm; and

(b)	Uni 3, 5 Sesame Court, Slacks Creek, QLD 4127

“Records” means originals and copies, in machine readable or printed form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Business including:

(a)	all records stored on or accessed through the Vendor’s CPR, accounting and other software licenses and/or cloud-based software as a service subscriptions

(b)	minute books, statutory books and registers, books of account and copies of applicable taxation returns;

(c)	brochures and other promotional material;

(d)	all sales and purchasing records, including all customer names;

(e)	all trading and financial records;

(f)	bank account records for all the bank accounts relating to the business for the period commencing on 1 January 2018 and ending on the Completion Date;

(g)	lists of all regular suppliers and customers;

(h)	all user names and passwords needed to access all accounting, software licenses, social media accounts and all other services or assets requiring a user name and password; and

(i)	employee records.

“Registration Agreement” means a registration rights agreement to be entered into by and between GTG and the Vendor, effective as of the Completion Date, such registration rights agreement to be substantially in the form attached hereto as Exhibit B.

“Security Interest” means a security interest as defined in the PPSA;

“Stock” means all the marketable stock including raw materials, materials used in manufacture, packaging materials, components, work-in-progress, finished goods, goods under manufacture, inventories and other stock in trade owned by the Vendor, including goods in transit and stock ordered and paid for by the Vendor but not received by Completion;

“Termination Date” has the meaning set forth in Section 5.4(b).

“Transferring Employees” means those Employees who accept an offer of employment with GTG as at the Completion Date.

“Trade Marks” means:

(a)	EasyDNA

(b)	GTLDNA

(c)	General Genetic Corporation

(d)	Homedna Direct

(e)	International Bioscience

(f)	Whoz the Daddy?

as further may be identified in Schedule 6.

“Vendor’s Warranties” means the Vendor’s warranties as set out in Schedule 7.

1.2	Construction

In this Agreement unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing any gender include all other genders;

(c)	words importing persons include corporations, all bodies and associations corporate or unincorporate and vice versa and includes their heirs, successors, permitted assigns and transferees;

(d)	any agreement, warranty, representation, obligation or liability which binds or benefits two or more persons under this Agreement binds or benefits those persons jointly and severally;

(e)	any reference to a statute or statutory provision includes any statutory provision which amends, extends, consolidates or replaces or has been amended, extended, consolidated or replaced by, that statute or statutory provision and any other orders, regulations, instruments or other subordinate legislation made under that statute or statutory provision;

(f)	headings are included for convenience only and will not affect the interpretation and construction of this Agreement or any Schedule;

(g)	all references to “$” and “dollars” are references to the lawful currency of the United States; and

(h)	if an event (including the making of a payment) must occur under or in connection with this Agreement on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

2.	SALE AND PURCHASE OF BUSINESS AND ASSETS

2.1	Sale and Purchase of Business and Assets

Subject to the terms of this Agreement, the Vendor agrees to sell and GTG agrees to buy the Business and Assets, free from all Encumbrances except any Permitted Encumbrance with effect from the Completion Date.

2.2	Sale and Purchase of Stock

Subject to the terms of this Agreement, the Vendor agrees to transfer and set over to GTG and GTG agrees to receive and acquire from the Vendor all the Stock on the Completion Date.

3.	CONSIDERATION

3.1	The Purchase Price

In consideration of the Vendor selling and transferring the Business and Assets and subject to the terms and conditions hereunder, GTG must:

(a)	pay to the Vendor the amount of two million and five hundred thousand United States dollars (US $2,500,000); and

(b)	issue to the Vendor or its nominee the Consideration Shares.

3.2	Cash Payment - Schedule

Payment of the amount specified in paragraph (a) of Section 3.1 shall be by way of two direct wire transfers to bank accounts to be nominated by the Vendor:

(a)	the first of which shall be in the amount of two million United States dollars (US $2,000,000), payable on the Completion Date; and

(b)	the second of which shall be to the Escrow Agent in the amount of five hundred thousand United States dollars (US $500,000) payable on the Completion Date (the “Escrow Amount”).

For avoidance of doubt, GTG acknowledges that its sole source of payment for any adjustment to the amount payable under Section 3.2(a) (including adjustments contemplated by Sections 6.4, 6.6, 6.8, 8.2, 8.3 and 8.4) shall be the Escrow Funds in accordance with the Escrow Agreement. The parties agree to address such adjustments and agree to them not later than thirty (30) days before the first anniversary of the Completion Date.

3.3	Issuing the Consideration Shares

The time for issuing the Consideration Shares specified in paragraph (b) of Section 3.1 shall be on the Completion Date..

3.4	Intentionally Omitted.

3.5	Conditions attaching to the Consideration Shares

The Consideration Shares will be subject to a lock-up agreement for the first six (6) months following the Completion Date. All costs related to the conversion of the GTG Ordinary Shares into ADRs, and the registration of the ADRs referenced herein, shall be borne by GTG.

Vendor hereby represents and warrants as of the date hereof and as of the Completion Date to GTG as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)	Understandings or Arrangements. Vendor is acquiring the Consideration Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Consideration Shares (this representation and warranty not limiting Vendor’s right to sell the Consideration Shares pursuant to a resale registration statement or otherwise in compliance with applicable federal and state securities laws).

(b)	Vendor Status. At the time Vendor was offered the Consideration Shares, it was, and as of the date hereof it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(c)	Experience of Vendor. Vendor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Vendor is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment.

(d)	Access to Information. Vendor acknowledges that it has had the opportunity to review this Agreement (including all exhibits and schedules thereto) and GTG’s SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of GTG concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about GTG and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that GTG possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

The Vendor agrees to the imprinting, so long as is required by applicable securities laws, of a legend on any of the Consideration Shares in the form required by the depositary for the ADRs.

GTG acknowledges and agrees that Vendor may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Consideration Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, Vendor may transfer pledged or secured Consideration Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of GTG and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Vendor’s expense, GTG will execute and deliver such reasonable documentation as a pledgee or secured party of Consideration Shares may reasonably request in connection with a pledge or transfer of the Consideration Shares.

GTG shall cause its counsel to issue a legal opinion to the Transfer Agent or Vendor promptly after the effective date of such registration statement if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by Vendor.

Vendor agrees with GTG that Vendor will sell any Consideration Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and acknowledges that the removal of the restrictive legend the applicable Consideration Shares as set forth in this Section 3.5 is predicated upon GTG’s reliance upon this understanding.

3.6	No Further Payments

The parties acknowledge and agree that, other than the amounts specified in this Section 3 (subject to adjustments contemplated under this Agreement), GTG does not have any liability or obligation to pay the Vendor any amounts.

3.7	Escrow Agreement

(a)	At the Closing, GTG shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 3.2(b) and the Escrow Agreement. The Escrow Amount and any interest or earnings thereon (the “Escrow Funds”) shall be governed by the terms of the Escrow Agreement. The Escrow Funds shall be held in escrow until the first (1st) anniversary of the Completion Date to fund any adjustment pursuant to Sections 6.4, 6.6, 6.8, 8.2, 8.3 and 8.4 and any required indemnification payments of Vendor in accordance with Sections 11.2 and 12.1.

(b)	All parties hereto agree for all tax purposes: (i) the right of Vendor to the Escrow Funds shall be treated as deferred contingent purchase price; and (ii) GTG shall be treated as the owner of the Escrow Funds solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Funds, or any portion thereof, shall be allocable to GTG. All parties hereto shall file all Tax Returns consistently with the foregoing.

4.	CONTRACTS

4.1	Assignment, novation of the Contracts or New Contracts

(a)	The Vendor assigns to GTG with effect on and from Completion the benefit of those Contracts in respect of which assignment by the Vendor is permitted without the consent of the other party to the Contract.

(b)	The Vendor and GTG must use reasonable endeavours to assign to GTG with effect on and from Completion the benefit of those Contracts in respect of which assignment by the Vendor is permitted only with the consent of the other party to the Contract.

(c)	To the extent that a Contract is not assigned to GTG on Completion, for a period after Completion ending on the earlier of the date that GTG enters into a replacement Contract with the other party to such Contract that was not assigned, and the first (1st) anniversary of the Completion Date, the Vendor shall hold its rights under such Contract for the benefit of GTG and must do whatever GTG reasonably requires at GTG’s expense to enable GTG to enjoy that benefit. GTG indemnifies and will keep indemnified the Vendor in respect of any claim the Vendor may be or become liable for in connection with or arising out of the Vendor complying with its obligations under this clause.

(d)	From Completion:

(i)	GTG must comply with and perform all of the Vendor’s obligations; and

(ii)	the Vendor is released from all responsibilities and liabilities (other than in respect of any liability for breaches before Completion),

in respect of all of the Contracts, whether or not they are assigned or novated to GTG on or before Completion.

4.2	Breach after Completion

GTG indemnifies the Vendor from and against all losses arising directly or indirectly from, or incurred in connection with, any breach of any Contract by GTG after Completion, except to the extent caused or contributed to by the Vendor. In accordance with and subject to the limitations set forth in Sections 11.2 and 12, the Vendor indemnifies GTG from and against all Losses arising from, or incurred in connection with, any breach of any Contract of the Vendor before Completion.

5.	CONDITION FOR COMPLETION

5.1	Conditions Precedent to GTG’s Obligations

Completion is conditional on and subject to each of the following conditions being fulfilled or being waived by GTG on or before the Completion Date:

(a)	Officers Certificate

GTG shall have received from the Vendor a signed certificate of an officer of each of GGC, GGE, GGUK and GGA, certifying that the each of those Companies’ board of directors and shareholders have resolved to enter into the transaction described in this Agreement.

(b)	No Material Change in the Business

Since the Effective Date, there shall have been no Material Adverse Effect and GTG shall have received from the Vendor a signed certificate of an officer of each of GGC, GGE, GGUK and GGA, certifying to that effect.

(c)	No Breach of Warranty

There will have been no breach of the Vendor’s Warranties except to the extent such breach would not have a Material Adverse Effect.

(d)	Key Person

The employment agreement entered into by and between GTG and the Key Person on the Effective Date concurrently with the execution and delivery of this Agreement (the “Key Person Employment Agreement”) shall not have been terminated and shall be in full force and effect on the Completion Date.

(e)	Employees

At least fifty percent (50%) of the Employees identified in Schedule 2 shall have accepted the offer of employment made by GTG in accordance with Section 6.1 and signed their respective employment agreement with GTG.

(f)	Contracts

GTG will have become a party to five (5) of the nine (9) Contracts with agents, five (5) of the nine (9) Contracts with labs and each of the leases identified on Schedule 1 as being required as a condition of Completion, whether by way of the Contracts respective counter-parties agreeing to GTG becoming a party or by way of a fresh agreement being entered into between GTG and each of the Contracts’ respective counter-parties.

(g)	No Legal Proceedings

There being no legal proceedings threatened or pending in relation to the Products or the Business which could reasonably be expected to restrict or prohibit the transaction contemplated by this Agreement.

(h)	Incorporating a GTG Subsidiary

Either (i) GTG will have incorporated a Maltese company and opened a bank account for that Company, or (ii) Vendor shall have provided GTG with reasonable access to and use of Vendor appropriate bank accounts for purposes of satisfying payroll obligations in respect of Transferring Employees from and after Completion until such time as GTG will have incorporated a Maltese company and opened a bank account for that Company.

5.2	Conditions Precedent to Vendor’s Obligations

(a)	GTG Warranties

The Warranties of GTG set forth in Section 11.5 shall be true and correct in all material respects as of the Completion Date (except that warranties that are made as of a specific date need be true and correct only as of such date and).

(b)	GTG Covenants

GTG shall have performed or caused to be performed in all material respects all obligations that are required to be performed by it on or prior to the Completion Date.

(c)	No Material Change in GTG

Since the Effective Date, there shall have been no event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of GTG, or (b) the ability of GTG to consummate the transactions contemplated hereby, and and Vendor shall have received from GTG a signed certificate of an officer of GTG , certifying to that effect.

(d)	Officer’s Certificates

Vendor shall have received from GTG a signed certificate of an officer of GTG, certifying that GTG’s board of directors have resolved to enter into the transaction described in this Agreement.

(e)	Escrow Agreement and Registration Agreement

GTG and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Escrow Agreement shall be in full force and effect. GTG shall have executed and delivered the Registration Agreement and the Registration Agreement shall be in full force and effect.

5.3	Reasonable endeavours

The parties must use their respective reasonable endeavours to ensure that the conditions set out in clauses 5.1 and 5.2 are met as soon as reasonably practicable and each party must keep the other informed of any circumstance which may result in any condition set out in clause 5.1 not being satisfied.

(a)	Waiver of conditions

The Condition Precedents set out in Section 5.1 are for the benefit of GTG and may only be waived in writing by GTG. The Condition Precedents set out in Section 5.2 are for the benefit of Vendor and may only be waived in writing by Vendor.

(b)	Notification of satisfaction of Condition Precedents

GTG must give the Vendor notice in writing within a reasonable time of GTG becoming aware of Condition Precedents being satisfied or the Condition Precedents not being satisfied.

5.4	Termination of Agreement

This Agreement may be terminated, and the consummation of the transactions contemplated hereby may be abandoned, at any time prior to Completion only as provided below:

(a)	by the mutual written consent of Vendor and GTG;

(b)	by either Vendor or GTG by written notice to the other if the Closing shall not have occurred on or before the date that is one hundred twenty (120) days after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.4(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of Completion to occur on or before the Termination Date

In the event of the valid termination of this Agreement pursuant to this Section 5.4, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of GTG or Vendor, and their respective directors, officers, employees, partners, managers, Affiliates, direct or indirect equity holders, members or stockholders, and all rights and obligations of any party hereto shall cease, except that (a) the agreements contained in this Article 5.4, Section 16, and Section 18 shall survive the termination of this Agreement and (b) no such termination shall relieve any party hereto of any liability for damages resulting from any fraud by such party of this Agreement prior to such termination.

6.	EMPLOYEES

6.1	Basis for Employment of the Employees

As soon as reasonably practicable after the date of this Agreement but in any event not less than two (2) weeks before the Completion Date, GTG must, or must cause its nominee to, offer to employ the Employees:

(a)	with effect from and conditional on Completion;

(b)	unless otherwise agreed, on terms and conditions that no less favourable to the Employees than the terms on which they are employed at the time the offer is made;

The Offers of Employment must remain open for acceptance for at least seven days after receipt.

6.2	The Parties’ Cooperation in relation to Employment

(a)	The parties must use all reasonable efforts to encourage the Employees to accept GTG’s offers of Employment.

(b)	As soon as the offers of Employment have all been accepted or refused, GTG must notify the Vendor accordingly, giving the names of the Transferring Employees.

(c)	Despite any other provision of this Agreement, Vendor, or its representative, will terminate the employment of all the Employees effective as at Completion.

6.3	Vendor’s obligations to Transferring Employees

Subject to Section 6.4, after Completion, the Vendor will be responsible for and must pay when due all remuneration and other Employee Entitlements, that accrued before Completion.

6.4	Adjustment Employee Entitlements

GTG shall be entitled to deduct from the amount payable under Section 3.2 the amounts payable with respect to Employee Entitlements that arose before the Completion Date and, in the case of personal leave other than annual leave, that arose before the Completion Date and that a Transferring Employee used after the Completion Date.

6.5	Employment of the Key Person

The Key Person agrees, subject to the terms and conditions of the Key Person Employment Agreement, to be employed by GTG on a full time basis from and after the Completion Date, as evidenced by the Key Person executing the Key Person Employment.

6.6	Worker’s Compensation

In relation to each Transferring Employee:

(a)	the Vendor is responsible for and will indemnify, keep indemnified and hold harmless GTG in relation to any workers’ compensation claim lodged before or subsequent to the Completion Date where and to the extent that the claim is founded upon an event or circumstance alleged to have occurred during the claimant’s employment by the Vendor; and

(b)	GTG is responsible for and will indemnify, keep indemnified and hold harmless the Vendor in relation to any workers’ compensation claim lodged by any Transferring Employee provided the claim is founded upon an event or circumstance alleged to have occurred during the claimant’s employment with GTG.

6.7	GTG’s Covenant

After the Completion Date, GTG will be solely responsible for all Transferring Employees and will keep the Vendor indemnified against all costs and expenses relating to claims by Transferring Employees in relation to Employee Entitlements payable to such Employees, where the Employee Entitlements arose after the Completion Date.

6.8	Superannuation

(a)	Obligation of Vendor

On or before the close of business on the Completion Date, the Vendor will pay to the trustee or trustees of the superannuation fund or funds maintained for the benefit of the Transferring Employees in accordance with applicable Law (“Vendor’s Superannuation Fund”) all superannuation contributions which the Vendor is required to make as employer on behalf of the Transferring Employees under any industrial award, agreement or legislation governing superannuation contributions for the period up to the Completion Date.

(b)	Obligation of Purchaser

GTG will, for the period on and from the Completion Date, make contributions for superannuation in respect of the Transferring Employees as GTG is required to make under the provisions of any industrial award, agreement or legislation governing superannuation contributions.

7.	ADJUSTMENTS

7.1	Outgoings

The Outgoings will be apportioned between the Vendor and GTG on the Completion Date and the amount due to either party will be paid on that day. The Vendor will be liable for all Outgoings up to 11.59 p.m. on the day prior to the Completion Date and GTG will be liable for all Outgoings on and after the Completion Date.

7.2	Services

All services connected to the Premises, including without limitation, electricity, gas and telephone services will be the Vendor’s responsibility and must be paid by the Vendor up to 11.59 p.m. on the day prior to the Completion Date.

8.	DEBTORS AND CREDITORS

8.1	No Transfer

The parties agree that the sale and purchase of the Business, Assets and Stock will not affect any transfer or assignment of any of the debtors or creditors of the Business as at the Completion Date.

8.2	Deferred Revenue

GTG shall be entitled to reimbursement for Completion Deferred Revenue Costs.

8.3	Debts

Subject to Section 8.2:

(a)	the Vendor remains entitled to collect all debts owing to it and liable for all the debts of the Business, as at the close of trading on the day before the Completion Date; and

(b)	GTG shall be entitled to collect all debts owing to it and liable for all the debts of the Business, after Completion Date.

8.4	Monies received by GTG on Vendor’s behalf

(a)	If after the Completion Date, GTG receives cash or other forms of payment made by debtors of the Business and due to the Vendor, it must hold such payment on trust for the Vendor.

(b)	If after the Completion Date, the Vendor receives cash or other forms of payment made by debtors of the Business and due to GTG, it must hold such payment on trust for GTG.

(c)	In the event that any amounts or payments are credited incorrectly into one of the parties’ bank accounts, then the relevant party who is holding such funds must immediately notify the other party and arrange a reconciliation and/or reimbursement of the relevant monies within five (5) Business Days.

9.	COMPLETION

9.1	Date, Place and Time of Completion

Completion will take place at the office of GTG on the Completion Date at a time agreed between the parties in writing or in such other manner as may be mutually agreed between the parties.

9.2	Matters to be Attended to on the Completion Date

The Vendor must, on or before the Completion Date:

(a)	change the names of GGC, GGA, GGE and GGUK;

(b)	provide a list of all amounts outstanding and payable from clients of the Business to the Vendor;

(c)	provide a list of all amounts outstanding and payable from the Vendor to its suppliers;

(d)	give GTG possession of the Business, Assets and Stock, free of Encumbrances except for any Permitted Encumbrance;

(e)	give GTG possession of the Premises;

(f)	sign all documents and do all things necessary to apply for and transfer to GTG all Licences, permits, hiring, leasing and maintenance agreements and other registrations necessary to enable GTG to lawfully carry on the Business;

(g)	arrange for all service meters (including telephones) to be read and assist GTG to transfer those services including (subject to the approval of any relevant authority) any telephone and/or facsimile lines used in the Business;

(h)	provide to GTG details of:

(i)	the Vendor’s insurances related to the Business; and

(ii)	software licenses, including for access to accounting packages and systems;

(i)	deliver to GTG all operational records relating to the Business, Premises (including the Lease), Assets, Stock, and all Employees re-employed by GTG which are necessary for the conduct of the Business (excluding those records which are confidential or which the Vendor must retain by law), including without limitation all customer lists, product promotional and descriptive literature, computer data relating to the Business, Assets and Stock and purchasing records;

(j)	deliver a duly executed assignment of the Vendor’s trademarks to GTG, in customary form and substance reasonable acceptable to the Vendor and GTG; and

(k)	do all other things reasonably necessary and required by GTG to put GTG into full possession of the Business, Assets, Stock and Premises and otherwise for the purpose of carrying out its obligations under this Agreement.

9.3	Assignment of Intellectual Property

As and from the Completion Date, the Vendor hereby assigns or transfers to GTG its entire right and title in and to all the Intellectual Property.

10.	POST COMPLETION OBLIGATIONS

10.1	Non-Disparagement

Subject to Completion occurring, the each party agrees that, from Completion, it will not disparage the other party, or the other party’s related entities or any of their respective businesses or associated personnel (including officers, employees, agents and contractors) or speak or write in terms which are likely to be injurious to the commercial, professional or personal standing of any of them or any of their businesses or associated personnel; provided that each party may confer in confidence with their respective legal representatives and make truthful statements as required by Law.

10.2	Non-solicitation

During the Term of this Agreement and for a period of twelve (12) months after its termination or expiry, each party agrees that it will not, directly or indirectly: (i) solicit or recruit any personnel of the other party, for its own benefit or the benefit of any other person, and (ii) encourage, suggest or facilitate any employees of the other party to leave his or her employment with the other party;. For clarification, the restrictions set out in this Section 10.2 apply with respect of the Transferred Employees.

10.3	Restrictive Covenant

(a)	The Vendor covenant and agree that they will not after the Completion Date, without GTG’s prior written consent, for the periods of time specified in paragraph (d) of this Section 10.3 and within the regions specified in paragraph (e) of this Section 10.3, carry on or be involved in any capacity with any business that offers for sale or sells or markets genetic tests or otherwise identical or similar to the Business. The Vendor agree that this Section 10.3 will enure for the benefit of GTG and its legal personal representatives, assigns or transferees.

(b)	This Section 10 is to be construed and to take effect as if it consisted of the number of separate provisions which are the result of combining each type of conduct referred to above with each of the regions specified in regions specified in paragraph (e) of this Section 10.3, and then relating each of those combinations to each of the periods of time specified in paragraph (d) of this Section 10.3. If any of those separate provisions is unenforceable, illegal or void for any reason that provision shall be severed. Severance will not affect the validity or unenforceability of any of the other separate provisions.

(c)	The Vendor acknowledges that each of the separate provisions referred to above constitute a fair and reasonable restraint of trade.

(d)	Thirty six months
Twenty four months
twelve months; and
six months.

(e)	The entire world;
The Americas, Europe and Asia;
The Americas and Europe; and
The US and all European countries west of the Urals.

11.	WARRANTIES

11.1	Vendor’s warranties

The Vendor:

(a)	represents and warrants to GTG that each and every one of the Vendor Warranties are true, complete and accurate as at the Effective Date and immediately prior to Completion;

(b)	acknowledges that GTG is entering into this Agreement in reliance on each of the Vendor’s Warranties;

(c)	warrants that each warranty is given as at the date of this Agreement and will remain in full force and effect for twelve (12) months after the Completion Date; and

(d)	represents and warrants to GTG that, subject to Section 11.2, it shall be liable to make any payment (whether by way of an adjustment to the amount payable under Section 3.2(b) or otherwise) for any breach of any warranty.

11.2	Indemnity for breach of Vendor Warranty

(a)	The Vendor shall indemnify GTG for all of GTG’s Losses arising out of or incurred in connection with any Vendor Warranty being untrue at the time it was given.

(b)	Notwithstanding anything to the contrary contained in this Agreement:

(i)	The representations and warranties of Vendor contained in this Agreement or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Completion until the first (1st) anniversary of the Completion Date (“Survival Period”). Vendor shall not be liable for any claim for indemnification under this Section 11.2 unless GTG delivers to the Vendor a claim notice in accordance with Section 11.3 prior to the expiration of the Survival Period. Upon GTG delivering such a claim notice, the representation and/or warranty which is the subject of such claim notice shall survive until such claim is resolved, and irrespective of whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

(ii)	Vendor shall not be liable for any claim for indemnification pursuant to this Section 11.2 unless and until the aggregate amount of Losses which may be recovered from Vendor equals or exceeds forty thousand dollars (US$40,000) (the “Deductible”), in which case Vendor shall be liable for the aggregate amount of Losses, up to the Cap;

(iii)	The maximum aggregate amount of Losses which may be recovered from Vendor pursuant to or relating to the transactions contemplated under this Agreement (including under Sections 6.4, 6.6, 6.8, 8.2, 8.3, 8.4, 11.2 and 12) shall be limited to the aggregate amount of the Escrow Funds (collectively, the “Cap”). The amount of any Losses for which indemnification is provided under this Agreement (including under Sections 6.4, 6.6, 6.8, 8.2, 8.3, 8.4, 11.2 and 12) shall be net of any insurance proceeds that GTG receives as an offset against such Losses.

(iv)	GTG shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after GTG becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(v)	Notwithstanding anything in this Agreement, GTG shall not be entitled to indemnification in respect of any breach of any representation or warranty of Vendor if and to the extent GTG had actual knowledge of such breach prior to Completion.

(vi)	GTG acknowledges and agrees that the remedies provided for in this Section 11.2 and Section 12 shall be GTG’s sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Company or any Law or otherwise. Notwithstanding anything to the contrary set forth herein, GTG acknowledges that its sole source of payment for any Losses indemnifiable under this Agreement (including under Sections 6.4, 6.6, 6.8, 8.2, 8.3, 8.4, 11.2 and 12) shall be the Escrow Funds in accordance with the Escrow Agreement.

11.3	Notice in advance of Payment for Warranty Claims

To be entitled to receive payment under Section 11.2, GTG must deliver to the Vendor written notice setting out specific details of a warranty claim and give the Vendor at least 14 days to respond. If a demand is made on GTG by a third party which may result in a claim by GTG on the Vendor for breach of a warranty under this Agreement, GTG must delivery written notice to the Vendor to such effect immediately on receipt and permit the Vendor to participate in responding to and resolving the demand.

11.4	Intentionally Omitted

11.5	Warranties of GTG

GTG represents and warrants to the Seller that as at the Effective Date and immediately prior to Completion, it:

(a)	is properly incorporated and validly existing under the laws of its place of incorporation;

(b)	has full power and authority to enter into and perform its obligations under this Agreement;

(c)	has obtained all necessary approvals, consents and Authorisations to enter into and perform its obligations under this Agreement;

(d)	is not entering into this Agreement as trustee of any trust; and

(e)	there are no actions, suits, claims, investigations or other legal proceedings pending or, to GTG’s knowledge, threatened against or by GTG or any affiliate of GTG that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

The execution, delivery and performance by GTG of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) result in a violation or breach of its formation and organizational documents, (b) result in a violation or breach of any Law applicable to GTG, or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which GTG is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on GTG’s ability to consummate the transactions contemplated hereby. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any Government Agency is required by or with respect to GTG in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for filings or notices which would not have a material adverse effect on GTG’s ability to consummate the transactions contemplated hereby.

On the Completion Date GTG will have sufficient funds available to consummate the transactions contemplated hereby, including, to purchase the Assets and to pay the cash purchase price contemplated by Section 3.1. GTG acknowledges and agrees that its performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to GTG. Immediately after giving effect to the transaction contemplated hereby and the incurrence of any indebtedness in connection therewith, the assets of the GTG will exceed its liabilities. In connection with the consummation of the transaction contemplated hereby and the incurrence of any indebtedness in connection therewith, GTG does not intend that the it would incur, and does not believe that it will incur, debts beyond its ability to pay as such debts mature.

GTG has timely filed with or furnished to, as applicable, the ASX and United States Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the ASX and SEC since January 1, 2020 (the “GTG Filed Documents”). True, correct, and complete copies of all the GTG Filed Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements, on the dates of effectiveness), each of the GTG Filed Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such GTG Filed Documents. None of the GTG Filed Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of GTG, none of the GTG Filed Documents is the subject of ongoing ASX or SEC review or outstanding ASX or SEC investigation and there are no outstanding or unresolved comments received from the ASX or the SEC with respect to any of the GTG Filed Documents.

A true and correct description of the authorized capital stock of GTG consists is set forth in the GTG Filed Documents. The capital stock described in the GTG Filed Documents constitutes all the issued and outstanding equity interests of the GTG. Except as described in the GTG Filed Documents, no shares of capital stock or other equity interests of the GTG are issued, reserved for issuance or outstanding. Except as described in the GTG Filed Documents, GTG is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in GTG or any of its Subsidiaries, pursuant to which GTG is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, GTG or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company. Except as described in the GTG Filed Documents, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, GTG.

11.6	Indemnity for breach of GTG Warranty

(c)	GTG shall indemnify the Vendor for all of the Vendor’s Losses arising out of or incurred in connection with any GTG Warranty being untrue at the time it was given.

(d)	Notwithstanding anything to the contrary contained in this Agreement:

(vii)	The representations and warranties of GTG contained in this Agreement or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Completion only until the expiration of the Survival Period. GTG shall not be liable for any claim for indemnification under this Section 11.6 unless the Vendor delivers to GTG a claim notice prior to the expiration of the Survival Period. Upon the Vendor delivering such a claim notice, the representation and/or warranty which is the subject of such claim notice shall survive until such claim is resolved, and irrespective of whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

(viii)	GTG shall not be liable for any claim for indemnification pursuant to this Section 11.2 unless and until the aggregate amount of Losses which may be recovered from GTG equals or exceeds the Deductible, in which case GTG shall be liable for the aggregate amount of Losses, up to the GTG Cap;

(ix)	The maximum aggregate amount of Losses which may be recovered from GTG pursuant to or relating to the transactions contemplated under this Agreement (including under this Section 11.6 and Section 12) shall be limited to the aggregate amount of $500,000 (collectively, the “GTG Cap”). The amount of any Losses for which indemnification is provided by GTG under this Agreement by GTG (including under this Section 11.5 and Section 12) shall be net of any insurance proceeds that the Vendor receives as an offset against such Losses.

(x)	The Vendor shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after the Vendor becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(xi)	Notwithstanding anything in this Agreement, the Vendor shall not be entitled to indemnification in respect of any breach of any representation or warranty of GTG if and to the extent the Vendor had actual knowledge of such breach prior to Completion.

12.	INDEMNITIES

12.1	Indemnity by Vendor

(a)	In addition to the indemnification obligations set forth in Section 11.2, the Vendor indemnifies GTG against all Losses arising from claims by third parties against GTG arising out of:

(i)	the ownership or operation of the Business, Assets or Stock or occupation of the Premises before the Completion Date;

(ii)	the employment or termination of employment of any employees, directors, secretaries or other officers of the Vendor before the Completion Date; or

(iii)	any Encumbrances (other than Permitted Encumbrances) created or incurred or in relation to any of the Assets or Stock before the Completion Date;

(iv)	any misrepresentation, breach of the Vendor’s Warranties or breach of or non-compliance with any of the provisions of this Agreement by the Vendor; and

(v)	any and all Claims made by third parties against GTG with respect to matters arising before the Completion Date; and

(b)	the Vendor’s liability to indemnify GTG under this Section 12.1 shall be reduced proportionally to the extent that GTG directly contributed to the loss.

12.2	Indemnity by GTG

GTG indemnifies the Vendor against all claims by third parties against, suffered or incurred by the Vendor arising out of:

(a)	the ownership or operation of the Business, Assets or Stock or occupation of the Premises after the Completion Date;

(b)	the employment or termination of employment of any of the Transferring Employees on or after the Completion Date;

(c)	the failure by GTG to pay or otherwise perform or discharge any of the responsibilities, liabilities and obligations under this Agreement;

(d)	any Encumbrances created or incurred on or in relation to any of the Assets or Stock after the Completion Date;

(e)	any losses, Claims, actions, liabilities, damages and other expenses against, suffered or incurred by Vendor arising out of any misrepresentation, breach of GTG’s warranties or breach of or non-compliance with any of the provisions of this Agreement by the GTG.

GTG’s liability to indemnify the Vendor under this Section 12.2 shall be: (i) capped at GTG Cap which shall be in addition to the amounts payable by GTG under Section 3 and notwithstanding anything to the contrary hereunder, GTG shall not be liable to pay the Vendor any amount in excess of the GTG Cap, and (ii) reduced proportionally to the extent that the Vendor directly contributed to the loss.

13.	DEFAULT

13.1	Payment of Purchase Price

If GTG defaults in payment of all or part of the amounts payable under Section 3 and the default continues for more than 30 days after notice in writing specifying the default has been served on GTG, then notwithstanding anything contained in this Agreement and without prejudice to any other rights of the Vendor, the whole of the amount payable under Section 3 and any other money due under this Agreement will at the option of the Vendor become immediately due and payable.

13.2	Notice of Default

Time will be of the essence of this Agreement. However, without prejudice to the provisions of Clause 13.3 if either party defaults under this Agreement, the other party will not be entitled to exercise any of their rights arising out of the default (including the right to sue for money owing) until the party in default has been served with a written notice specifying:

(a)	the default; and

(b)	the intention to exercise their rights unless the default is remedied and the reasonable legal costs occasioned by the default and any money payable under Clause 13.3 are paid within 7 days of service of the notice (except where other time frames are expressly specified in this Agreement), and the party in default fails to comply with the notice.

13.3	Interest

If the Vendor or GTG breaches this Agreement, the party in default must, without prejudice to any of the rights of the other party, pay on demand:

(a)	all reasonable expenses, including legal costs on a solicitor own client basis, incurred by the other party as a result of the breach; and

(b)	interest on any money overdue during the period of default at the rate of five percent (5%) p.a. calculated on the outstanding amount applicable to the period commencing from the date on which payment becomes due and expiring on the date when payment is made.

For the avoidance of doubt, interest will be calculated on any outstanding monies from the due date such sum was due rather than the default date following a written Notice of Default.

14.	DISPUTE

14.1	Parties to Negotiate

(a)	A party to this Agreement may not commence legal proceedings, except proceedings seeking urgent interlocutory relief, in respect of any disputes in relation to this Agreement, without first complying with the dispute resolution procedures in this clause 14.

(b)	If a dispute arises between the parties, then the parties undertake in good faith to use all reasonable endeavours to settle the dispute by negotiation.

(c)	Any Party shall, not later than twenty eight (28) days after the dispute has arisen, submit the matter at issue in writing to the other Party specifying with detailed particulars of the matters in issue (the “notice”).

(d)	Upon receipt of the notice the parties shall each nominate a person who has express authority to settle the dispute. The persons nominated shall meet (the meeting) within ten (10) days of receipt of the notice and attempt to resolve the dispute.

(e)	If the parties are unable to resolve the dispute or agree on the method to be used to resolve the dispute by following the process described in paragraph (d) above, they must refer the dispute to mediation.

(f)	If the parties cannot agree on a mediator within seven (7) days of the receipt of the date of the meeting described in paragraph (d) above, either party may request the Australian Disputes Centre to appoint a mediator and must copy the other party on such request. Within fourteen (14) days of such request, the parties must submit to a mediation.

(g)	Mediation shall take place at a time and place in Melbourne Australia agreed between the parties. If the parties are unable to agree, the mediator shall nominate the time and place of the mediation. Any mediation must be conducted in Melbourne, Australia.

(h)	The Parties acknowledge that all aspects of the meeting except the fact of the occurrence shall be confidential, and without prejudice to any subsequent proceedings.

(i)	Where the Parties are unable to resolve the dispute, then, within fourteen (14) days, either Party may refer the dispute to arbitration as set out in this Clause 14, and, thereafter, if resolution by that means is not achieved then by the commencement of court proceedings.

15.	PENDING COMPLETION

15.1	Restrictions

Pending Completion the Vendor must not:

(a)	dispose of any Assets, other than the sale of Stock in the ordinary course of business;

(b)	acquire any Assets, other than the purchase of Stock in the ordinary course of business; or

(c)	do, or omit to do, or allow to happen, anything which would make any warranty false, misleading or incorrect in any material respect when made or considered to be made under this Agreement.

15.2	Conduct of Business Prior to Completion

Pending Completion the Vendor must:

(a)	conduct the Business in the ordinary course of business consistent with past practice;

(b)	maintain all existing insurance policies over the Business, Assets and Stock and ensure that those insurances are adequate and if there is no insurance effect adequate insurance over the Business, Assets and Stock of an insurable nature;

(c)	consult with and keep GTG informed in relation to material decisions about the Business and its management;

(d)	maintain and protect the Business, Assets and Stock, including without limitation, fully and punctually comply with all orders, notices and requirements of any authority having jurisdiction over the Business, Assets, Stock and the Premises;

(e)	not allow any new Encumbrance to be placed on the Business, Assets or Stock without GTG’s prior written consent;

(f)	use its best endeavours to preserve the Goodwill of the Business; and

(g)	comply with all the Vendor’s obligations under the Lease.

16.	CONFIDENTIALITY

16.1	Obligation of Confidentiality

Subject to Clause 16.2, GTG must:

(a)	keep the Confidential Information confidential;

(b)	not disclose the Confidential Information to persons other than its agents, employees, solicitors, accountants or advisers.

Vendor must keep the Confidential Information confidential and not disclose it to any third party for any purpose. Vendor’s obligation of confidentiality, shall expire upon the Confidential Information entering the public domain through no fault of the Vendor or any of its directors, officers, employees or contractors.

16.2	Termination of Obligations

GTG’s obligations under Clause 16.1 terminate on:

(a)	the Confidential Information becoming publicly available other than directly or indirectly through GTG or any of GTG’s agents, employees, solicitors, accountants or advisers; or

(b)	on Completion.

16.3	Return of Confidential Information

If Completion fails to take place GTG must immediately return to the Vendor any Confidential Information in the possession of GTG or any of GTG’s agents, employees, solicitors, accountants or advisers.

17.	RELEASE OF SECURITY INTEREST[1]

17.1	Assets Subject to a Security Interest

This clause 17 applies if any part of the Assets is subject to a security interest to which the Personal Property Securities Act 2009 (Cth) (PPSA) applies.

17.2	Vendor to provide Release

Subject to clause 17.4, the Vendor must ensure that at or before Completion, GTG receives:

(a)	a release from the secured party releasing the security interest in respect of the Assets; or

(b)	a statement in writing in accordance with section 275(1)(b) of the PPSA setting out that the amount or obligation that is secured is nil at the due date for settlement; or

1 Note to Draft: Required lien releases to be discussed.

(c)	a written approval or correction in accordance with section 275(1)(c) of the PPSA indicating that, on the due date for Completion, the personal property included in this agreement is not or will not be property in which the security interest is granted, if the security interest is registered in the Personal Properties Securities Register.

17.3	Property Sold in the Ordinary Course of Business

The Vendor is not obliged to ensure that GTG receives a release, statement, approval or correction in respect of any personal property that is sold in the ordinary course of the Vendor’s business of selling personal property of that kind unless, in the case of goods that may or must be described by a serial number in the Personal Properties Securities Register, GTG advises the Vendor at least 21 days before the due date for Completion that the goods are to be held as inventory.

17.4	No Release in Certain Circumstances

The Vendor is not obliged to ensure that GTG receives a release, statement, approval or correction in respect of any personal property that:

(a)	is not described by serial number in the Personal Property Securities Register;

(b)	is predominantly used for personal, domestic or household purposes; and

(c)	has a market value of not more than $5,000 or, if a greater amount has been prescribed for the purposes of section 47(1) of the PPSA, not more than that prescribed amount.

17.5	Release to be in Writing

For the purposes of a release under special condition 17.2(a), a release must be in writing. The release must be effective in releasing the goods from the security interest and be in a form which allows GTG to take title to the goods free of that security interest.

17.6	GTG to Provide Vendor Release in Certain Circumstances

If GTG receives a release under special condition 17.2(a), GTG must provide the Vendor with a copy of the release at or as soon as practicable after settlement.

17.7	Undertaking to Register a Finance Statement

In addition to ensuring a release is received under this clause 17, the Vendor must ensure that at or before Completion, GTG receives a written undertaking from a secured party to register a financing change statement to reflect that release if the property being released includes goods of a kind that are described by serial number in the Personal Property Securities Register.

17.8	Interpretation

Words and phrases used in this clause which are defined the PPSA have the same meaning in this clause 17.

18.	MISCELLANEOUS

18.1	Entire Agreement

This Agreement constitutes the entire agreement between the Vendor and Purchaser and no representations, warranties, guarantees or other terms or conditions, whether express or implied and whether oral or in writing in relation to the subject matter of this Agreement will be of any force or effect unless contained in this Agreement.

18.2	Announcements

The parties intend to issue a mutually agreed joint press release or other similar public communications regarding this Agreement on the Effective Date. Otherwise, neither party shall make any public statement, concerning the terms of, or events related to, this Agreement, except where such statement (a) is required by Law or legal proceedings, including as required by securities regulators, (b) is required to be contained in such party’s financial statements, or (c) has been announced previously in a manner mutually agreed to in writing by the parties. In the case of any public statement that is required by Law or legal proceedings, each party shall (i) use commercially reasonable efforts to obtain confidential treatment of financial and trade secret information, and (ii) if reasonably practicable under the circumstances, give the other party sufficient advance notice of the text so that such other party will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement.

18.3	Amendment and Waiver

This Agreement may not be modified or amended except by instrument in writing signed by all the parties to this Agreement. No waiver of any breach of any term of this Agreement (including this sub-clause) will be effective unless in writing signed by the party or parties having the right to enforce such breach and no such waiver shall be construed as a waiver of any continuing or subsequent breach.

18.4	Notices

Any demand, notice or document to be made or given under this Agreement:

(a)	must be in writing;

(b)	may be made or given by the solicitor for a party; and

(c)	will be sufficiently served if delivered personally or sent by prepaid post or email transmission addressed to the party to be served at their address shown in this Agreement or to their solicitor or if served in any other manner authorised by the Victorian Supreme Court Rules for service of documents on parties or their solicitors.

18.5	Assignment

Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that a party may make such an assignment or transfer without the other party’s written consent to (a) any of its Affiliates, or (b) any third party in connection with (i) the acquisition of a party by or merger or consolidation of such party with another entity or (ii) a merger, consolidation, sale of stock, sale of all or substantially all of such party’s assets or other similar transaction in which such Third Party becomes the owner of all or substantially all of the business and assets of such party. Any permitted successor or assignee of rights or obligations hereunder shall expressly assume the performance of such rights or obligations. In the event of an assignment or transfer as permitted above in this Section 18.5 to an Affiliate of the assigning party, the assigning party shall remain responsible (jointly and severally) with such Affiliate for such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either party in violation of the terms of this Section 18.5 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each party, its successors and permitted assigns.

18.6	Costs

Each party must pay its own costs (including legal fees and accountant or other consultant fees) in relation to the negotiation, preparation and execution of this Agreement.

18.7	Counterparts

This Agreement may be executed in two or more counterparts, each of which will be considered to be an original, but all of which together will constitute one and the same instrument.

18.8	Non-Merger

Any provision of this Agreement remaining to be performed or capable of having effect after the Completion Date remains in full force and effect.

18.9	Governing Law

This Agreement is governed by and is to be construed in accordance with the Laws of the Commonwealth of Australia and the State of Victoria and the Parties submit to the exclusive jurisdiction of the courts of Commonwealth of Australia and the State of Victoria.

18.10	Severance

The provisions of this Agreement will be separate and severable from each other to the extent that if any provision or provisions are considered to be inoperative then the remaining provision or provisions will be binding on and enforceable by the parties.

18.11	Sample Adjustment calculation

Exhibit C sets for a sample calculation of the adjustments contemplated by Sections 6, 7 and 8, assuming for purposes of such calculations that the Completion took place on June 30, 2021 (the “Sample Adjustment Calculation”). The adjustments contemplated by Sections 6, 7 and 8 shall be calculated in accordance with the accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies set forth in the Sample Adjustment Calculation.

Schedule 7

VENDOR’S WARRANTIES

1.	Power and Authority

(a)	The Vendor has the power to enter into and perform this Agreement and has obtained all necessary consents to enable it to do so.

(b)	The entry into and performance of this Agreement by the Vendor does not constitute a breach of any obligation (including but not limited to any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendor is bound.

2.	Solvency

The Vendor is not:

(a)	wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(b)	the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind it up;

(c)	a party to a composition or arrangement with any of its creditors;

(d)	the recipient of a demand under section 459E of Corporations Act 2001;

(e)	in receivership and none of its assets is in the possession of or under the control of a mortgagee or chargee;

(f)	the subject of a liquidation; or

(g)	insolvent.

3.	Accounts

The audited accounts disclosed by the Vendor to GTG before the Effective Date, exhibit a true and fair view in all material respects of the financial position and affairs of the Business including the income, expenses and operational results for each of the three (3) financial years preceding the date of this Agreement, are true and accurate to a material extent.

Between 1 January 2020 and the date of this Agreement:

(a)	the Business has been carried on, in all material respects, in the normal course, in a proper and efficient manner and without interruption and there have not been any significant change to the nature or scale of any activity comprised in the Business; and

(b)	there has been no material change to the remuneration and other benefits (including any bonus scheme) payable to or conferred on an employee of the Vendor nor any proposal or agreement to do so.

4.	Business and Assets

	(a)	There is no pending, or to Vendor’s Knowledge threatened, product recall by any authorised regulator in respect of the Products, nor is the Vendor aware of any circumstances that could reasonably give rise to a Product recall.

	(b)	There are no manufacturing or supply issues in respect to any of the Products which could reasonably be expected to result in Material Adverse Effect

	(c)	The Vendor is the legal and beneficial owner of the Assets. There are no Encumbrances by a bank or other financial institution or any other third party over or affecting any of the Assets.

	(d)	The Vendor does not have any outstanding loans.

	(e)	The Vendor does not have any secured creditors.

	(f)	The Vendor has paid all its debts that arose before the Effective Date and will pay all its debts that arise before the Completion Date.

	(g)	The Vendor is not in default of any tax liability to any tax authority anywhere in the world.

	(h)	The Business is conducted in accordance with all applicable laws and the conduct of the Business by the Vendor does not contravene any laws.

	(i)	All licences and registrations which are necessary for the conduct of the Business have been obtained and are valid and subsisting. All conditions which apply to any such licence have been complied with in all material respects. None of such licences has been breached by the Vendor or, so far as the Vendor is aware, is likely to be suspended, cancelled, refused, materially altered, not renewed, or revoked.

5.	Plant and Equipment

	(a)	Each item of Plant and Equipment and Leased Plant and Equipment is in satisfactory working condition and capable of doing the work for which it is designed.

	(b)	Each item of Plant and Equipment is in the physical possession of the Vendor.

6.	Stock

All the Stock is in the physical possession of the Vendor or under the control of the Vendor or is in transit to the Vendor.

7.	Intellectual Property Rights

	(a)	The Vendor owns all right, title and interest, in and to the Trade Marks and all other Intellectual Property Rights used in the Business.

	(b)	The Vendor has not licensed any of the Intellectual Property Rights and has not assigned or in any way disposed of any right, title or interest in the Intellectual Property Rights.

	(c)	The Vendor has not received any information and is not aware of any fact or circumstance that would indicate that a third party has any right in or to the Trade Marks or any of them.

8.	Leased Premises

(a) The Vendor has exclusive occupation of the Premises.

(b) The Vendor has properly performed and observed all material covenants affecting the Premises. The Vendor’s use of the Premises does not constitute a breach of the Lease or any applicable Law.

9.	Contracts

Each of the Contracts of a material nature is valid, binding and enforceable against the Vendor, and to the Vendor’s knowledge, the other parties thereto and the Vendor is not in breach of, or in default under, any such Contract.

10.	Litigation

(a) The Vendor is not involved in any litigation or arbitration proceedings relating to the Business, except for the litigation described in Section 5.1(a)(ii)

(b) To the Vendor’s knowledge, there are no threatened disputes against the Vendor from, and the Vendor does not know of any circumstances that may give rise to a claim or dispute or grievance that, an employee, customer of the Business or supplier to the Business has or may have against the Business or the Vendor or any director of the Vendor.

(c) Neither the Vendor nor any of the Employees is involved, in any pending litigation, arbitration, administrative or governmental investigation or criminal prosecution and there are no facts likely to give rise to a proceeding of this type.

1.1	Insurance

(a) All risks, whether in relation to damage to property (including the Assets), personal injury, product liability or otherwise are adequately insured for amounts which would be maintained in accordance with prudent business practice, and with a reputable and properly authorised or licensed insurer.

(b) The Vendor does not know of any circumstances that would give rise to a claim for insurance under any of the insurance policies owned by the Vendor.

1.2	Superannuation

The Vendor has duly complied in all material respects with all of its obligations under the applicable legislation relating to superannuation and all amounts due to be paid pursuant to such have been paid when due.

1.3	Employees

(a) The vendor is not in arrears with respect to any amount payable by it or owing to an employee.

(b) The Vendor is not aware of any Employee wanting to leave employment with the Vendor.

1.4	Security Interests

There are no Encumbrances (other than Permitted Encumbrances) affecting the Assets.

EXECUTED BY THE PARTIES:

GENETIC TECHNOLOGIES LIMITED

By:	/s/ Simon Morriss
Name:	Simon Morriss
Position:	Chief Executive Officer

GENERAL GENETICS CORPORATION

By:	/s/ Inder Tallur
Name:	Inder Tallur
Position:	President

GENERAL GENETICS EUROPE LIMITED

By:	/s/ Inder Tallur
Name:	Inder Tallur
Position:	President

GENERAL GENETICS LIMITED UK

By:	/s/ Inder Tallur
Name:	Inder Tallur
Position:	President

THE GENETIC TEST LABORATORIES AUSTRALIA PTY LIMITED

By:	/s/ Inder Tallur
Name:	Inder Tallur
Position:	President

Kevin Camilleri
Signature:	/s/ Kevin Camilleri